Exhibit 10.2

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

made by

CONMED CORPORATION

and certain of its Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of June 10, 2025

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7.2	Duty of Administrative Agent	21
7.3	Execution of Financing Statements	21
7.4	Authority of Administrative Agent	21
Section 8.	MISCELLANEOUS	22
8.1	Amendments in Writing	22
8.2	Notices	22
8.3	No Waiver by Course of Conduct; Cumulative Remedies	22
8.4	Enforcement Expenses; Indemnification	22
8.5	Successors and Assigns	22
8.6	Set-Off	22
8.7	Counterparts	23
8.8	Severability	23
8.9	Section Headings	23
8.10	Integration	23
8.11	GOVERNING LAW	23
8.12	Submission To Jurisdiction; Waivers	23
8.13	Acknowledgements	24
8.14	Additional Grantors	24
8.15	Releases	24
8.16	WAIVER OF JURY TRIAL	25
8.17	Amendment and Restatement	25

SCHEDULES
Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Inventory and Equipment Locations
Schedule 6	Intellectual Property

ii

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of June 10, 2025, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Eighth Amended and Restated Credit Agreement, dated as of June 10, 2025 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among CONMED Corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders, the Co-Documentation Agents and the Co-Syndication Agent named therein and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties; and

WHEREAS, the requisite parties to the Guarantee and Collateral Agreement, dated as of August 28, 2002 (as amended by the First Amendment, dated as of June 30, 2003, the Second Amendment, dated as of April 13, 2006, the Third Amendment, dated as of January 17, 2013, the Fourth Amendment, dated as of January 4, 2016, the Fifth Amendment, dated as of July 16, 2021 and as further amended prior to the date hereof), by and among the Parent Borrower, the Guarantors party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the benefit of the Lenders (the “Existing Guarantee and Collateral Agreement”), along with the parties hereto have agreed to amend and restate the Existing Guarantee and Collateral Agreement in the form hereof on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

Section 1.          DEFINED TERMS

1.1   Definitions.        Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Documents, Equipment, Farm Products, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations.

(a)    The following terms shall have the following meanings:

“Agreement”: this Amended and Restated Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrowers”: the collective reference to the Parent Borrower and the Foreign Subsidiary Borrowers.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any material right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“Foreign Subsidiary Borrowers”: any Wholly-Owned Foreign Subsidiary with respect to which the conditions set forth in Section 2.25 of the Credit Agreement shall have been satisfied or waived.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary and any Foreign Subsidiary Holdco.

“Group Members”: the Parent Borrower and each of its Subsidiaries.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each Grantor in its capacity as a guarantor hereunder.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Parent Borrower or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC of a Grantor (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property, other than any Subsidiary that is not a Material Domestic Subsidiary or a Material Foreign Subsidiary.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Parent Borrower, the Primary Obligations with respect to the Parent Borrower and its Guarantor Obligations, (ii) in the case of any Borrower (other than the Parent Borrower), the Primary Obligations with respect to such Borrower and (iii) in the case of each other Guarantor, the Primary Obligations with respect to such Guarantor and its Guarantor Obligations.

“Owned Intellectual Property”: as defined in Section 4.9(a).

“Parent Borrower”: as defined in the preamble hereto.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all written agreements providing for the grant by or to any Grantor of any right to make or have made, use, sell or have sold any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person (other than any Subsidiary that is not a Material Domestic Subsidiary or a Material Foreign Subsidiary) that maybe issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary or Foreign Subsidiary Holdco be required to be pledged hereunder.

“Primary Obligations”: the collective reference to, with respect any Group Member, the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of such Group Member (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Group Member, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Swap Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Swap Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Borrower pursuant to the terms of any of the foregoing agreements); provided, however, that for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Primary Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Guarantor that, at all times during the Swap Guarantee Eligibility Period, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which Primary Obligations or Guarantor Obligations, as applicable, are owed.

“Securities Act”: the Securities Act of 1933, as amended.

“Subsidiary Guarantors”: the collective reference to each Guarantor other than the Parent Borrower.

“Swap Guarantee Eligibility Period”: with respect to a Guarantor and the relevant Swap Obligation, the period from and including the date on which the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation until the date on which such guarantee (or grant of the relevant security interest, if applicable) is no longer in effect. For the avoidance of doubt, the Swap Guarantee Eligibility Period shall commence on the date of the execution of a Swap if the corresponding guarantee (or grant of security interest, as applicable) is then in effect, otherwise it shall commerce on the date of execution and delivery of the relevant guarantee (or grant of security interest, as applicable) unless the guarantee (or relevant collateral agreement or pledge documentation, as applicable) specifies a subsequent effective date.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos and other distinctive source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof. Notwithstanding the foregoing or anything else to the contrary in any Loan Document, the “Trademarks” shall exclude, and no security interest shall be granted with respect to (whether under this Agreement or the Credit Agreement), any intent-to-use trademark or service mark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use application or any trademark or service mark issuing therefrom.

“Trademark License”: any written agreement providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

1.2   Other Definitional Provisions. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(a)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(b)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

Section 2.          Guarantee

2.1   Guarantee. (a)Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Primary Obligations (other than the Primary Obligations of such Guarantor).

(b)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)    Each Guarantor agrees that the Primary Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder.

(d)    The guarantee contained in this Section 2 shall remain in full force and effect until all the Primary Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full (other than Obligations in respect of Swap Agreements and any contingent or indemnification obligations not then due), no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Group Members may be free from any Primary Obligations.

(e)    No payment made by any Borrower, any other Group Member with Primary Obligations, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, any other Group Member with Primary Obligations, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Primary Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Primary Obligations or any payment received or collected from such Guarantor in respect of the Primary Obligations), remain liable for the Primary Obligations up to the maximum liability of such Guarantor hereunder until the Primary Obligations are paid in full (other than Obligations in respect of Swap Agreements and any contingent or indemnification obligations not then due), no Letter of Credit shall be outstanding and the Commitments are terminated.

2.2   Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

2.3   No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower, any other Group Member with Primary Obligations or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Primary Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower, any other Group Member with Primary Obligations or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Group Members on account of the Primary Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Primary Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Primary Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4   Amendments, etc. with respect to the Primary Obligations. To the extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Primary Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Primary Obligations continued, and the Primary Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Primary Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Primary Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5   Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Primary Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Primary Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any Group Members with Primary Obligations, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower, any other Group Member with Primary Obligations or any of the Guarantors with respect to the Primary Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Primary Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower, any other Group Member or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower, any other Group Member with Primary Obligations or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Group Member for the Primary Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Group Member with Primary Obligations, any other Guarantor or any other Person or against any collateral security or guarantee for the Primary Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Group Member with Primary Obligations, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Group Member with Primary Obligations, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6   Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Primary Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower, any other Group Member with Primary Obligations or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower, any other Group Member with Primary Obligations or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7   Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars (or in the case of any amount required to be paid in any other currency pursuant to the requirements of the Credit Agreement, such other currency) at the Funding Office.

2.8   Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor for such Guarantor to qualify as an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder at any time during the Swap Guarantee Eligibility Period in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under any relevant guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.8 shall remain in full force and effect until such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Swap Agreements and any contingent or indemnification obligations not then due) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding. Each Qualified Keepwell Provider intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 3.          GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the

“Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)    all Accounts;

(b)    all Chattel Paper;

(c)    all Deposit Accounts;

(d)    all Documents;

(e)    all Equipment;

(f)     all General Intangibles;

(g)    all Instruments;

(h)    all Intellectual Property;

(i)     all Inventory;

(j)     all Investment Property;

(k)    all Letter-of-Credit Rights;

(l)     all other property not otherwise described above;

(m)  all books and records pertaining to the Collateral; and

(n)    to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3:

(i) this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest (w) is prohibited by any Requirements of Law of a Governmental Authority, (x) requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law, (y) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement or (z) in the case of any newly acquired license or license held by a newly acquired subsidiary, would cause such license to become non-exclusive or would otherwise result in a material diminution in the benefits under such license, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent or causing such diminution is ineffective under applicable law.

(ii) this Agreement shall not constitute a grant of a security interest in any property which (a) constitutes Capital Stock of CONMED Receivables Corporation, its successors and permitted transferees or any other single purpose corporation formed and operating solely in connection with a

Receivables Transfer Program so long as the grant of a security interest in such Capital Stock is prohibited thereunder, (b) constitutes any Receivable so long as such Receivable remains subject to a security interest granted in connection with a Receivables Transfer Program permitted by the Credit Agreement, (c) any Capital Stock in any Person that is not a Wholly-Owned Subsidiary that (1) is prohibited or restricted from being pledged pursuant to the terms of such Person’s organizational documents (or any joint venture, shareholders’ or similar agreements), (2) the pledge of which would require the consent of any Person (other than any Group Member), which consent has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, neither the Company nor any Subsidiary Guarantor shall be required to seek any such consent), or (3) would give rise to a “right of first refusal”, a “right of first offer” or a similar right not prohibited by the terms of this Agreement that may be exercised by any Person (other than any Group Member) in accordance with the organizational documents (or any joint venture, shareholders’ or similar agreements) of such Person; (d) in excess of 65.0% of the Foreign Subsidiary Voting Stock of any Foreign Subsidiary or Foreign Subsidiary Holdco, (e) any assets (including Capital Stock) to the extent a security interest in such assets would result in adverse tax consequences (other than immaterial adverse tax consequences), including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction, to the Grantors, as reasonably determined by the Parent Borrower and advised to the Administrative Agent in writing (including by email); (f) any deposit account (1) that is used solely as a payroll account, (2) containing solely amounts with respect to withheld income Taxes and federal, state or local employment Taxes in such amounts as are required in the reasonable judgment of the Paret Borrower in the ordinary course of business to be paid to the Internal Revenue Service or state or local government agencies with respect to current or former employees of the Group Members or (3) containing solely amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of the Group Members; (g) any asset with respect to which the Administrative Agent and the Parent Borrower shall have reasonably determined that the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs, or would be excessive in relation to, the practical benefit to the Lenders of the security afforded thereby, which determination shall be evidenced in writing , (h) constitutes Capital Stock of GWH, Ltd or Largo Lakes - I Limited Partnership or their respective successors and permitted transferees so long as such Capital Stock remains subject to a security interest granted in connection with the Largo Acquisition or (i) constitutes property of GWH, Ltd or Largo Lakes - I Limited Partnership or their respective successors and permitted transferees held in connection with the Largo Acquisition so long as such property remains subject to a security interest granted in connection with the Largo Acquisition.

Section 4.          REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

4.1   Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Article IV of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party , each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Parent Borrower’s knowledge shall, for the purposes of this Section 4.1 be deemed to be a reference to such Guarantor’s knowledge.

4.2   Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent or as are permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or controlled by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, Lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.3   Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor to the extent that perfection or enforceability against third parties is obtainable by completion of the filings and other actions set forth on Schedule 3 or any similar filings or other actions in other jurisdictions in the United States of America and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement.

4.4   Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

4.5   Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than (i) mobile goods, (ii) goods in transit, (iii) samples, loaners or demonstration equipment, (iv) tooling equipment at vendors’ locations and (v) other Inventory or Equipment temporarily located in a UCC financing statement filing jurisdiction the aggregate fair market value of which is less than $1,000,000 per jurisdiction) are kept at the locations listed on Schedule 5.

4.6   Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.7   Investment Property. (a)The shares of the Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(b)    All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c)    Each of (i) the Pledged Notes in excess of $1,000,000 and (ii) any Intercompany Note issued in connection with Indebtedness incurred in accordance with Sections 7.8(i) and 7.2(k) of the Credit Agreement constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d)    Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and other Liens permitted by the Credit Agreement.

4.8   Receivables. (a)No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent, to the extent required by the Credit Agreement.

(b)    Receivables as to which a Governmental Authority is the obligor do not exceed 5% of the consolidated Receivables of the Parent Borrower and its Subsidiaries.

(c)    The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.

4.9   Intellectual Property. (a)Schedule 6 lists all registrations and applications for Intellectual Property owned on the date hereof by such Grantor in its own name (the “Owned Intellectual Property”).

(b)    Except as disclosed on Schedule 4.9 to the Credit Agreement, on the date hereof, and to the knowledge of such Grantor, all material Intellectual Property which is owned or exclusively held is valid, unexpired and enforceable, has not been abandoned and does not as and where used by such Grantor immediately prior to the date hereof infringe the intellectual property rights of any other Person.

(c)    Except as set forth in Schedule 6, on the date hereof, none of the Intellectual Property which is owned or exclusively held is the subject of any written licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d)    No holding, decision or judgment has been rendered by any Governmental Authority against such Grantor which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(e)    No action or proceeding is pending against such Grantor, or, to the knowledge of such Grantor, threatened in writing against such Grantor, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value to such Grantor in its ordinary course of business of any Intellectual Property.

Section 5.          COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full (other than Obligations in respect of Swap Agreements and any contingent or indemnification obligations not then due), no Letter of Credit shall be outstanding and the Commitments shall have terminated:

5.1   Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is required to be taken or not taken, as the case may be, by a Subsidiary of the Parent Borrower pursuant to the terms of the Credit Agreement.

5.2   Delivery of Certificated Securities. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Certificated Security, such Certificated Security shall be immediately delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.3   Maintenance of Perfected Security Interest; Further Documentation. (a)Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b)    Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c)    At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

(d)    Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of (A) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein and (B) if applicable, a written supplement to Schedule 5 showing any additional location at which Inventory or Equipment shall be kept, change its jurisdiction of organization.

5.4   Investment Property. If such Grantor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any stock certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Except as permitted by the Credit Agreement, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(a)    Without the prior written consent of the Administrative Agent or unless not otherwise prohibited by the Credit Agreement, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer except to the extent such Capital Stock or other securities are pledged pursuant hereto, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or otherwise permitted by the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

(b)    In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.4(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

5.5   Receivables. (a) To the extent that any Receivable constitutes Collateral, other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of such Receivable, (ii) compromise or settle such Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of such Receivable, (iv) allow any credit or discount whatsoever on such Receivable or (v) amend, supplement or modify such Receivable in any manner that could materially adversely affect the value thereof.

(b)    Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables which constitute Collateral.

5.6   Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) substantially maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with all notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement (which the Administrative Agent hereby agrees to accept) and (v) not knowingly (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b)    Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(c)    Such Grantor (either itself or through licensees) will not knowingly (and will not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not knowingly (either itself or through licensees) do any act whereby any material portion of the registered Copyrights may fall into the public domain.

(d)    Such Grantor (either itself or through licensees) will not knowingly do any act that uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

(e)    Such Grantor will notify the Administrative Agent and the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any material Owned Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Owned Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f)     Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, and whenever any application by such Grantor, either by itself or through any agent, employee, licensee or designee for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof pending on the date hereof shall result in such registration, such Grantor shall report such filing to the Administrative Agent within twenty (20) Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g)    Such Grantor will take commercially reasonable steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Owned Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h)    In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and, when commercially reasonable and appropriate, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and recover any and all damages for such infringement, misappropriation or dilution.

(i)     Such Grantor shall, as promptly as reasonably practicable and at the sole expense of such Grantor, duly execute, deliver and have recorded such further instruments and documents, and take such further actions, as are necessary to ensure that the records and registrations of such Grantor's material Intellectual Property in the United States Patent and Trademark Office and Copyright Office are accurate and up to date.  At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute, deliver and have recorded such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, filing documents with the United States Patent and Trademark Office and Copyright Office with respect to: (i)  the security interest granted hereby and (ii) transactions affecting the ownership of such Grantor's Intellectual Property.

(j)     Notwithstanding any of the foregoing provisions of this Section 5.6, the Grantor shall be permitted in the exercise of its reasonable business judgment to do such acts, or omit from doing an act, which would result in the partial or complete abandonment, forfeiture or dedication to the public of a particular Patent, Trademark, Copyright or other Intellectual Property, provided, however, that such act or omission does not have a Material Adverse Effect on the business of the Grantor. Notwithstanding any of the foregoing provisions of this Section 5.6, the Grantor shall also be permitted to sell or Dispose of any Intellectual Property in compliance with the provisions of Section 7.5 of the Credit Agreement.

Section 6.          REMEDIAL PROVISIONS

6.1   Certain Matters Relating to Receivables. (a)The Administrative Agent shall have the right to make test verifications of such Receivable in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verification. At any time and from time to time, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, all such Receivables.

(b)    The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, (or to enter into arrangements with a third party for such collection), subject to the Administrative Agent’s direction and control, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)    At the Administrative Agent’s request, each Grantor shall make reasonably available, or upon the occurrence and during the continuance of a Default or Event of Default, deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to any Receivables which constitute Collateral, including, without limitation, all original orders, invoices and shipping receipts.

6.2   Communications with Obligors; Grantors Remain Liable. (a)The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables which constitute Collateral.

(b)    Upon the written request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(d)    Notwithstanding the above, the provisions of Sections 6.1 and 6.2 shall not apply to any Receivable so long as it remains subject to a security interest granted in connection with a Receivables Transfer Program permitted by the Credit Agreement or is otherwise designated to be included in such Receivables Transfer Program.

6.3   Pledged Stock. (a)Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b)    If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Administrative Agent may determine in accordance with Section 6.5 below, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment

Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)    Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

6.4   Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5   Application of Proceeds. At such intervals as may be agreed upon by the Borrowers and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

(a) First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

(b) Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

(c) Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

(d) Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Borrowers or to whomsoever may be lawfully entitled to receive the same.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

6.6   Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as set forth in Section 6.5, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7   Registration Rights. (a)If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b)    Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)    Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8   Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

Section 7.          THE ADMINISTRATIVE AGENT

7.1   Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a)Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)                 in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the

Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)               in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)             pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)              execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)                (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)    If, after the occurrence and during the continuation of a Default or Event of Default, any Grantor fails to perform or comply with any of its agreements contained herein or Section 6.10 of the Credit Agreement, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)    The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on past due Revolving Credit Loans that are ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)    Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2   Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3   Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4   Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 8.          MISCELLANEOUS

8.1   Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2   Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3   No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4   Enforcement Expenses; Indemnification. (a)Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b)    Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)    Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Parent Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d)    The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5   Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6   Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise in respect of the Obligations, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application; provided, further, that, for the avoidance of doubt, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of the Administrative Agent and each Lender under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

8.7   Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement shall be deemed to include an electronic symbol or process attached to a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”, deliveries or the keeping of records in electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

8.8   Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9   Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10           Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.11           Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.12           Acknowledgements. Each Grantor hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.13           Additional Grantors. Each Subsidiary of the Parent Borrower that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.14           Releases. (a)At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Swap Agreements and any contingent or indemnification obligations not then due) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)    If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Parent Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Parent Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Parent Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.15           Amendment and Restatement. On the date hereof, the Existing Guarantee and Collateral Agreement shall be amended and restated and superseded in its entirety by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not intended by the parties to be, and shall not constitute, a novation or an accord and satisfaction of the Obligations or any other obligations owing to the Collateral Agent or any Lender under the Credit Agreement, the Existing Guarantee and Collateral Agreement or any other Loan Document, as applicable. Each Grantor hereby acknowledges and agrees that (a) the Liens described in the Existing Guarantee and Collateral Agreement are carried forward and shall continue in full force and effect to secure the Obligations and (b) none of the Liens, properties, rights and interests existing and to exist under the Existing Guarantee and Collateral Agreement are released, impaired, limited, extinguished or novated in any respect and shall be in addition to and cumulative of the Liens, properties, rights and interests of this Agreement. All references to the Existing Guarantee and Collateral Agreement in any Loan Document (other than this Agreement) or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

IN WITNESS WHEREOF, each of the undersigned has caused this Amended and Restated Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

CONMED CORPORATION

By:	/s/ Johonna Pelletier Name: Johonna Pelletier Title: Vice President, Tax and Treasurer

By:	/s/ Todd W. Garner Name: Todd W. Garner Title: Executive Vice President, Finance and Chief Financial Officer

ASPEN LABORATORIES, INC.

By:	/s/ Johonna Pelletier Name: Johonna Pelletier Title: Vice President, Tax and Treasurer

SURGIQUEST, INC.

By:	/s/ Johonna Pelletier Name: Johonna Pelletier Title: Vice President, Tax and Treasurer

LINVATEC CORPORATION

By:	/s/ Johonna Pelletier Name: Johonna Pelletier Title: Vice President, Tax and Treasurer

[Signature Page to Guarantee and Collateral Agreement]

2

VIKING SYSTEMS, INC.

By:	/s/ Johonna Pelletier Name: Johonna Pelletier Title: Vice President, Tax and Treasurer

BUFFALO FILTER LLC

By:	/s/ Johonna Pelletier Name: Johonna Pelletier Title: Vice President, Tax and Treasurer

IN2BONES GLOBAL, INC.

By:	/s/ Johonna Pelletier Name: Johonna Pelletier Title: Vice President, Tax and Treasurer

IN2BONES USA, LLC

By:	/s/ Johonna Pelletier Name: Johonna Pelletier Title: Vice President, Tax and Treasurer

BIOREZ, INC.

By:	/s/ Johonna Pelletier Name: Johonna Pelletier Title: Vice President, Tax and Treasurer

[Signature Page to Guarantee and Collateral Agreement]

3

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Judy Marsh
Name: Judy Marsh
Title: Authorized Officer

[Signature Page to Guarantee and Collateral Agreement]